                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                              GOODMARK FOODS, INC.
                              --------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                   302387-108
                                   ----------
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 3 Pages.

__________________________________                _____________________________

CUSIP No. 302387-108                      13G            Page 2 of 3 Pages
__________________________________                _____________________________


1)       NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ron E. Doggett
                 ###-##-####

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)

         (a)  [ ]
         (b)  [ ]


3)  SEC USE ONLY


4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

                          5)  SOLE VOTING POWER

 NUMBER OF                                                         2,049,080.21
  SHARES
BENEFICIALLY              6)  SHARED VOTING POWER
 OWNED BY
   EACH                                                            286,100
 REPORTING
   PERSON                 7)  SOLE DISPOSITIVE POWER
    WITH
                                                                   2,049,080.21

                          8)  SHARED DISPOSITIVE POWER

                                                                   286,100

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON

                                                                   2,335,180.21

10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES (See Instructions)

         [ ]

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   30.2%

12) TYPE OF REPORTING PERSON (See Instructions)

                                                                   IN


         * See Item 4 attached.

__________________________________                _____________________________

CUSIP No. 302387-108                      13G            Page 3 of 3 Pages
__________________________________                _____________________________


        The following information contained in the reporting person's Schedule 13G as filed with the SEC is hereby amended as follows:



ITEM 4 OWNERSHIP

       Item 4 is amended to read in its entirety as follows:


       (a) Amount Beneficially Owned:                                           2,335,180.21

       (b) Percent of Class:                                                    30.2%

       (c) Number of shares as to which such person has:

           (i)     sole power to vote or to direct the vote:                    2,049,080.21

           (ii)    shared power to vote or to direct the vote:                  286,100*

           (iii)   sole power to dispose or to direct the disposition of:       2,049,080.21

           (iv)    shared power to dispose or to direct the disposition of:     286,100*

        * Includes 286,100 shares owned by Mr. Doggett's wife. Mr. Doggett disclaims beneficial ownership of all shares owned by his wife.


SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997
-----------------
Date


/s/ Ron E. Doggett
------------------
Ron E. Doggett